UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 12b-25
NOTIFICATION OF LATE FILING
Commission File Number: 811-05037
(check one):   [  ] Form 10-K and
Form 10-KSB
 [ ] Form 10-Q and Form   10-QSB
           [ ] Form 20-F
 [ ]  Form 11-K
 [x ] Form N-SAR
For Period Ended: August 31, 2000
[ ] Transition Report on Form 10-K
 [ ] Transition Report on Form 20-F
[ ]  Transition Report on Form 11-K
  [ ] Transition Report on Form 10-Q
[ ]  Transition Report on Form N-SAR
For the Transition Period Ended:
 If the notification relates to a
portion of the filing
 checked above, identify the item(s)
 to which the
 notification relates:
PART I - REGISTRANT INFORMATION
PROFESSIONALLY MANAGED PORTFOLIOS
Full Name of Registrant
-------------------------
Former Name if Applicable
2020 E. FINANCIAL WAY, SUITE 100
Address of Principal Executive
Office (Street and Number)
GLENDORA, CA 91741
City, State and Zip Code
PART 11 - RULES 12b-25(b) and (c)
if the subject report could
 not be filed without
unreasonable effort or expense
 and the registrant
seeks relief pursuant to Rule
 12b-25(b), the following
 should be completed. (Check
 box if appropriate)
[x ]  (a) The reasons described
in reasonable detail in
 Part III of this form could
not be eliminated without
unreasonable effort,or expense;
[ ]  (b) The subject annual
report, semi-annual report,
 transition report on Form
10-K, Form 20-F, 11-K, Form
N-SAR, or portion thereof,
will be filed on or before the
fifteenth calendar day
following the prescribed
 due date;
or the subject quarterly report
 of transition report on Form
 IO-Q, or portion thereof will
 be filed on or before the fifth
 calendar day following the
 prescribed due date; and [ ]
(c) The accountant's statement
or other exhibit
required by rule 12b-25(c)
 has been attached
 if applicable.
PART III - NARRATIVE
State below in reasonable
 detail the reasons why
the Form 10-K and Form
10-KSB, 11-K, 20-F,
IO-Q and Form IO-QSB, N-SAR,
 or other transition
 report or portion thereof,
could not be filed within
the prescribed period.
Waiting for financial information.
PART IV - OTHER INFORMATION
(1)   Name and telephone number
 of person to contact
 in regard to this notification
Joy Ausili
(626) 852-1033
(Name)
(Area Code)
(Telephone Number)
(2)  Have all other periodic
reports required under
  section 13 or 15(d) of the
Securities Exchange Act of
1934 or Section 30 of  the
 Investment Company Act of
1940 during the preceding 12
 months (or for such shorter
 period that the registrant
was required to file such reports),
been filed. If answer is no,
identify report(s).
      [x ] YES     [ ] NO
(3)  Is it anticipated that
 any significant change in
 results of
operations from the corresponding
 period for the last fiscal
 year will be reflected by
the earnings statement to be
 included in the subject report
 or portion thereof?
     [ ] YES      [x ] NO
If so, attach an explanation
of the anticipated change,
both narratively, and, if
appropriate, state the reasons
 why a reasonable estimate of
the results cannot be made.
PROFESSIONALLY MANAGED PORTFOLIOS
(Name of Registrant as
Specified in Charter)
has caused this notification
 to be signed on its behalf
 by the undersigned hereunto
 duly authorized.


Date:
October 27, 2000
By:   /s/ Joy Ausili